Exhibit 10.12
May 29, 2007
Oak Hill Capital Management, LLC
717 Fifth Avenue, 12th Floor
New York, NY 10022-8112
Dear Oak Hill Capital Management, LLC:
     Since investment funds affiliated with or designated by Oak Hill Capital Management, LLC became stockholders of RSC Holdings, Inc. (together with its subsidiaries, the “Company”), Oak Hill Capital Management, LLC has provided the Company with financial, investment banking, management advisory and other services at the request of the Company. In connection with the Company’s initial public offering, the Monitoring Agreement between Oak Hill Capital Management, LLC and the Company pursuant to which such services were provided will be terminated.
     Notwithstanding such termination, the Company and Oak Hill Capital Management, LLC anticipate that from time to time Oak Hill Capital Management, LLC will provide services to the Company and assist the Company with financial, investment banking and other advisory and employee recruiting matters and that, in the course of providing such services and assisting with such matters Oak Hill Capital Management, LLC may incur out of pocket expenses. The Company hereby agrees to reimburse Oak Hill Capital Management, LLC for its actual out-of-pocket expenses incurred in connection with providing such services and assistance to the Company, including any such expenses accrued to date. This reimbursement obligation is separate from and in addition to any obligation on the part of the Company to reimburse any representative of Oak Hill Capital Management, LLC who is a member of the board of directors of the Company.

RSC HOLDINGS INC.
By:	/s/ Kevin Groman
	Name:	Kevin Groman
	Title:	SVP - General Counsel